Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CenturyLink, Inc.:
We consent to the use of our reports dated March 1, 2011, with respect to the consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of CenturyLink, Inc. incorporated by reference in this Registration Statement on Form S-4 and to the references to our firm under the headings “Selected Historical Financial Data of CenturyLink” and “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.
/s/ KPMG LLP
Shreveport, Louisiana
May 16, 2011